Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles S. MacFarlane, Kevin G. Moug and George A. Koeck, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the registration of deferred compensation obligations under the Nonqualified Retirement Plan and the Executive Retirement Plus Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on the 13th day of April 2015, by the following persons:

/s/ Charles S. MacFarlane	/s/ Kathryn O. Johnson
Charles S. MacFarlane	Kathryn O. Johnson

/s/ Kevin G. Moug	/s/ Nathan I. Partain
Kevin G. Moug	Nathan I. Partain

/s/ George A. Koeck	/s/ Joyce Nelson Schuette
George A. Koeck	Joyce Nelson Schuette

/s/ Karen M. Bohn	/s/ Timothy J. O’Keefe
Karen M. Bohn	Timothy J. O’Keefe

/s/ John D. Erickson	/s/ James B. Stake
John D. Erickson	James B. Stake

/s/ Steven L. Fritze
Steven L. Fritze